ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

Terms of new or amended securities

At a regular meeting held August 30, 2009 to September 1, 2009, the Board of Trustees for the Registrant voted to approve the addition of Class R1 shares, Class R3 shares, Class R4 shares and Class R5 shares for the Registrant’s series, the John Hancock Small Company Fund.  On February 25, 2010, the Registrant filed a registration statement with the Securities and Exchange Commission for these share classes to be effective April 30, 2010 for this series.